Exhibit 3.1
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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               PNM RESOURCES, INC.






                       RESTATED ARTICLES OF INCORPORATION
                           AS FILED FEBRUARY 22, 2002






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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               PNM RESOURCES, INC.



         These Restated Articles of Incorporation are executed in the manner prescribed by the New Mexico Business Corporation Act pursuant to a resolution adopted by the Board of Directors of PNM Resources, Inc. on November 16, 2001. The Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the original Articles of Incorporation of PNM Resources, Inc. (formerly named Manzano Corporation) as filed March 3, 2000, as amended on April 12, 2001 and July 13, 2001, and supercede the original Articles of Incorporation and all previous amendments thereto.

                                    ARTICLE I

                                      Name
                                      ----

         The name of the Corporation is PNM Resources, Inc.

                                   ARTICLE II

                               Period of Duration
                               ------------------

         The period of its duration is perpetual.

                                   ARTICLE III

                                     Purpose
                                     -------

         The purposes of the Corporation are to hold the voting securities of other companies and to engage in any other lawful business for which corporations may be incorporated under the laws of the State of New Mexico. The Corporation shall have all the powers that are lawful for a corporation to exercise under New Mexico law.

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                                   ARTICLE IV

                           Authorized Number of Shares
                           ---------------------------

     A. Authorized Capital Shares. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Thirty
         (130) Million shares, of which One Hundred Twenty (120) Million shares shall be Common Stock, no par value, and Ten (10) Million shares shall be Preferred Stock, no par value. Common Stock and Preferred Stock shall be issued for such minimum consideration as authorized by the Board of Directors.

     B. Common Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Common Stock subject to the following restrictions and qualifications:

         (1) Dividends. Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any available funds, property or shares.

         (2) Voting Rights. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of shareholders. Cumulative voting for the election of directors of the Corporation shall not be permitted.

         (3) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the net balance of any assets of the Corporation remaining after any distribution of the assets of the Corporation to the holders of Preferred Stock to the extent necessary to satisfy any preferences to the assets.

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     C.  Preferred Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Preferred Stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of Preferred Stock and its restrictions or qualifications, limited to the following:

         (1) the serial designation, authorized number of shares and the stated value;

         (2) the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;

         (3) the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;

         (4) the amount or amounts to be received by the holders in the event of dissolution, liquidation, or winding up of the Corporation;

         (5) any sinking fund provisions for redemption or purchase of shares of any series;

         (6) the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of other capital stock, or of other series of Preferred Stock, of the Corporation; and

         (7) the voting rights, if any, for the shares of each series, limited to circumstances when:

                  (a) the Corporation fails to pay dividends on the applicable series; and

                  (b) when a proposed amendment to these Articles would have an adverse impact on the rights and privileges of the preferred stockholders.

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     D.  Preemptive Rights. The holders of Common Stock or Preferred Stock shall not have a preemptive right to acquire authorized but unissued shares, securities convertible into shares or carrying a right to subscribe to or acquire shares, except under such terms and conditions as may be provided by the Board of Directors in its sole judgment.

                                    ARTICLE V

                            Stock Rights and Options
                            ------------------------

         The Board of Directors in its sole judgment may create and issue rights or options entitling the holders, which may include directors, officers or employees of the Corporation, to purchase from the Corporation shares of any class of stock.

                                   ARTICLE VI

                                    Directors
                                    ---------

         The number of directors of the Corporation shall be as specified in the Bylaws but shall be no less than five (5) and no more than twelve (12). The number of directors may be increased or decreased from time to time as provided in the Bylaws so long as no decrease shall have the effect of shortening the term of any incumbent director. To the extent and in the manner provided by law, the directors may be classified as to the time for which they severally hold office, in accordance with the Bylaws of the Corporation.

         The initial Board of Directors shall consist of seven members, and the names and addresses of the persons who are to serve as the initial Directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, are:

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                 Name                                 Address
                 ----                                 -------

          John T. Ackerman                      165 Sol de Oro Court
                                                Corrales, NM 87048

          Robert G. Armstrong                   2608 North Washington
                                                Roswell, NM 88201

          Joyce A. Godwin                       904 Brazos Place SE
                                                Albuquerque, NM 87123

          Benjamin F. Montoya                   Alvarado Square, MS 2824
                                                Albuquerque, NM 87158

          Theodore F. Patlovich                 11109 Bobcat NE
                                                Albuquerque, NM 87122

          Robert M. Price                       14579 Grand Ave. S., Suite 100
                                                Burnsville, MN 55306

          Jeffry E. Sterba                      Alvarado Square, MS 2802
                                                Albuquerque, NM 87158


                                   ARTICLE VII

                             Limitation on Liability
                             -----------------------

         The liability of the directors of the Corporation for monetary damages shall be eliminated or limited to the fullest extent permissible under New Mexico law as may be amended from time to time.


                                  ARTICLE VIII

    Address of Initial Registered Office and Name of Initial Registered Agent
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         The address of the Corporation's initial registered office is: Alvarado
Square, MS 2822, Albuquerque, NM 87158. The name of the Corporation's initial registered agent at that address is Patrick T. Ortiz.


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                                   ARTICLE IX

                                  Incorporator
                                  ------------

         The name and address of the Incorporator is Public Service Company of New Mexico, Alvarado Square, Albuquerque, New Mexico 87158.

         Dated February 18, 2002.

                                      PNM RESOURCES, INC.


                                      By:  /s/ Jeffry E. Sterba
                                           -------------------------------------
                                           Jeffry E. Sterba, Chairman,
                                           President and Chief Executive Officer



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